Exhibit (a)(1)(i)(B)

Offer to Purchase for Cash

by

ACXIOM CORPORATION

of

Up to 11,111,111 Shares of its Common Stock (Including the Associated Stock Purchase Rights)

At a Purchase Price Not Greater Than $27.00 Nor Less Than $25.00 Per Share

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 12, 2006, UNLESS THE OFFER IS EXTENDED.

Acxiom Corporation, a Delaware corporation (“Acxiom,” the “Company,” “we” or “us”), invites our stockholders to tender up to 11,111,111 shares of our Common Stock, $0.10 par value per share (the “Shares”), for purchase by us at a price not greater than $27.00 nor less than $25.00 per Share, in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest purchase price (the “Purchase Price”) that will allow us to purchase up to 11,111,111 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Section 3, “Procedures for Tendering Shares.”

Our intent is to purchase up to $300,000,000 of our Shares in the Offer. In the event the Purchase Price is less than the maximum price of $27.00 per Share and more than 11,111,111 Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer so that we repurchase up to $300,000,000 of our Shares. By way of example, if the Purchase Price is $26.00 per Share, we may purchase up to an additional 427,350 of our outstanding Shares to the extent tendered in the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1, “Terms of the Offer,” and Section 14, “Extension of the Offer; Termination; Amendment.”

Unless the context requires otherwise, all references to “Shares” shall include the associated stock purchase rights issued pursuant to that certain Rights Agreement dated January 28, 1998 between us and Computershare Trust Company, N.A. (formerly known as First Chicago Trust Company). All Shares tendered and purchased will include such associated stock purchase rights.

THE OFFER IS SUBJECT TO IMPORTANT CONDITIONS, INCLUDING THE CLOSING OF THE FACILITIES (AS DEFINED BELOW). SEE SECTION 7, “CONDITIONS OF THE OFFER” AND SECTION 9, “SOURCE AND AMOUNT OF FUNDS.”

The Shares are listed and traded on the Nasdaq Stock Market (“Nasdaq”) under the trading symbol “ACXM.” On August 4, 2006, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $24.49 per share. You are urged to obtain current market quotations for the Shares. See Section 8, “Price Range of Shares; Dividends.”

The Offer is an element of our overall plan to maximize value for our stockholders. If we are unable to purchase $300,000,000 of our Shares in the Offer, we will consider, in our sole discretion, various other options to maximize stockholder value, including, among other things, additional share repurchases from time to time.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.”

FOUR OF OUR EXECUTIVE OFFICERS AND DIRECTORS, INCLUDING CHARLES D. MORGAN, OUR CHAIRMAN AND COMPANY LEADER, JEFFREY W. UBBEN, A NEW DIRECTOR, JAMES T. WOMBLE, OUR GLOBAL DEVELOPMENT LEADER, AND CINDY K. CHILDERS, OUR ORGANIZATIONAL DEVELOPMENT LEADER, HAVE ADVISED US THAT THEY MAY TENDER A PORTION OF SHARES BENEFICIALLY OWNED BY THEM OR THEIR AFFILIATES INTO THE OFFER. OUR OTHER DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER. SEE SECTION 11, “INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.”

The Dealer Managers for the Offer are:

JP Morgan Securities Inc.	Stephens Inc.

Offer to Purchase dated August 7, 2006.

IMPORTANT

If you want to tender all or part of your Shares, you must do one or more of the following before the Offer expires at 5:00 P.M., New York City time, on Tuesday, September 12, 2006:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in our Retirement Savings Plan (the “Retirement Savings Plan”) or our 2005 Stock Purchase Plan (the “Stock Purchase Plan”), and you wish to tender any of your Shares held in any of those plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to those plans enclosed with this Offer to Purchase for instructions;

•	if you are a holder of vested Company stock options and want to tender the Shares underlying such options, you must exercise your vested options, in accordance with the terms of the particular stock option or compensation plan and related stock option or compensation plan agreement, pay the related purchase price and any taxes and secure the delivery of Shares so that you can tender the Shares pursuant to the terms of the Offer and prior to the Expiration Date. Therefore, you must exercise your vested options at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on Tuesday, September 5, 2006). Holders of vested Company stock options who exercise and tender the Shares underlying such options will have their Shares purchased by the Company on the same basis as other holders of Shares. No exercise of vested Company Stock options may be revoked even if some Shares acquired pursuant to an exercise of vested options, are not purchased by the Company.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the Offer, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3, “Procedures for Tendering Shares.”

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, OR SHARES HELD UNDER THE RETIREMENT SAVINGS PLAN OR THE STOCK PURCHASE PLAN, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your Shares being purchased at the minimum price of $25.00 per Share.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, or to J.P. Morgan Securities Inc. or Stephens Inc., the Dealer Managers for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be directed to the Information Agent.

We are not making this Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary to allow us to make this Offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

v

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

Acxiom is offering to purchase up to 11,111,111 Shares of our outstanding Common Stock.

What will the Purchase Price for the Shares be?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your Shares. The price range for this offer is $25.00 to $27.00 per Share. The Purchase Price will be the lowest price at which, based on the number of Shares tendered and the prices specified by the tendering stockholders, we can purchase 11,111,111 Shares, or such lesser number of Shares as are properly tendered and not withdrawn. All Shares we purchase will be purchased at the same Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine. We will determine the Purchase Price for tendered Shares promptly after the Offer expires. See Section 1, “Number of Shares; Proration.”

What will be the form of payment of the Purchase Price?

If your Shares are purchased in the Offer, you will be paid the Purchase Price in cash, without interest, for all your Shares that we purchase pursuant to the Offer. We will pay the Purchase Price promptly after the Offer expires, but under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See Section 1, “Number of Shares; Proration” and Section 5, “Purchase of Shares and Payment of Purchase Price.”

How many Shares will Acxiom purchase?

We will purchase up to 11,111,111 Shares in the Offer, or such lesser number of Shares as are properly tendered and not properly withdrawn. The 11,111,111 Shares represent approximately 12.6% of our outstanding Common Stock as of July 31, 2006. If more than 11,111,111 Shares are tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 Shares), which will be purchased on a priority basis and conditionally tendered shares which are subject to conditional tender provisions. See Section 6, “Conditional Tender of Shares.”

Our intent is to purchase up to $300,000,000 of our Shares in the Offer. In the event the Purchase Price is less than the maximum of $27.00 per share and more than 11,111,111 Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer so that we repurchase up to $300,000,000 of our Shares. By way of example, if the Purchase Price is $26.00 per share, we may purchase up to an additional 427,350 of our outstanding Shares to the extent tendered in the Offer without extending the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1, “Number of Shares; Proration.”

What are the “associated stock purchase rights”?

Each time we issue a Share, we issue to the holder of such Share one stock purchase right pursuant to the Rights Agreement dated January 28, 1998, between us and Computershare Trust Company, N.A. (formerly known as First Chicago Trust Company), which is filed as an exhibit to our Issuer Tender Offer Statement on

Schedule TO (“Schedule TO”). These associated stock purchase rights are not represented by separate certificates. Instead, they are evidenced by the certificates for the Shares and they automatically trade with the associated Shares. Unless the context otherwise requires in this Offer to Purchase and the Letter of Transmittal, all references to Shares include the associated stock purchase rights, and a tender of Shares will include a tender of the associated stock purchase rights.

What is the purpose of the Offer?

Purpose of the Offer. Our Board of Directors has reviewed a variety of alternatives for using the Company’s available financial resources with the assistance of management and outside advisors. The Board of Directors considered the Company’s existing and anticipated capital structure and financial position, including outstanding Common Stock, debt and debt structure, financial ratios and anticipated cost and availability of financing, as well as credit ratings, the market price of the Common Stock and the Company’s operations, strategy and expectations for the future. The Board of Directors believes that repurchasing Shares using additional indebtedness, as described below, is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s stockholders.

We believe that the modified “Dutch Auction” tender offer set forth herein represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. Stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. We do not believe that consummation of the Offer will impair our competitive ability or our business prospects; however, borrowing under our credit facilities, including new facilities that we intend to obtain, will increase our debt and interest expense on an ongoing basis. See Section 2, “Purpose of the Offer; Certain Effects of the Offer.”

How will Acxiom pay for the Shares tendered in the Offer?

We will use proceeds from borrowings under new $800,000,000 multi-currency revolving credit and term loan facilities, that we intend to obtain prior to termination of the Offer, to purchase Shares tendered in the Offer and to pay all related expenses. The Offer is subject to the receipt of the necessary financing. See Section 7, “Conditions of the Offer” and Section 9, “Source and Amount of Funds.”

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on Tuesday, September 12, 2006, at 5:00 p.m., New York City time, unless we extend the Offer. We may choose to extend the Offer for any reason. We cannot assure you that the Offer will be extended or, if extended, for how long. See “Introduction,” Section 1, “Number of Shares; Proration” and Section 14, “Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for accepting the Offer.

Can the Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Section 7, “Conditions of the Offer” and Section 14, “Extension of the Offer; Termination; Amendment.”

How will I be notified if Acxiom extends the offer or amends the terms of the Offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the Offer. We will announce any amendment to the terms of the Offer by making a public announcement of the amendment. See Section 14, “Extension of the Offer; Termination; Amendment.”

Are there any conditions to the Offer?

Yes. Our obligation to accept and pay for your tendered Shares depends on a number of conditions, including:

•	Prior to the expiration of the Offer, our existing credit facilities shall have been amended so that we shall have $800,000,000 in credit facilities (the “Credit Facilities”) effective on the terms described in Section 9 comprised of a $200,000,000 multi-currency revolving credit facility (the “Revolving Credit Facility”) and a $600,000,000 term loan facility (the “Term Loan Facility”) to be provided by our lenders, of which $300,000,000 shall be authorized to fund the Offer.

•	No legal action shall have been threatened, pending or taken by third parties that (i) challenges or relates to the Offer, or (ii) could materially and adversely affect our business, financial condition, assets, income, operations or future business prospects or could otherwise materially impair the contemplated future conduct of our business or our ability to purchase up to 11,111,111 Shares in the Offer, or (iii) arises from or is related to our settlement with the ValueAct Group, as discussed in Section 11, under “Agreements or Undertakings.”

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, financial condition, assets, income, operations or future business prospects or otherwise materially impairs the contemplated future conduct of our business.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•	No decrease of more than 15% in the market price of our Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 4, 2006 shall have occurred.

•	No person shall have made a tender or exchange offer for our Common Stock (other than this Offer), nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction.

•	No person (including certain groups) shall acquire, or propose to acquire, beneficial ownership of more than 5% of our outstanding Common Stock other than as publicly disclosed in a filing with the Securities and Exchange Commission (the “Commission”) prior to August 7, 2006. No person or group that has made such a filing prior to August 7, 2006 shall acquire, or propose to acquire, an additional 2% or more of our outstanding Common Stock. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding Common Stock.

•	No material adverse change in our and our subsidiaries’ business, financial condition, assets, income, operations or future business prospects, shall have occurred or been threatened.

The Offer is subject to a number of other conditions described in greater detail in Section 7, “Conditions of the Offer.”

Following the Offer, will Acxiom continue as a public company?

The completion of the Offer in accordance with its conditions will not cause Acxiom to be delisted from Nasdaq or stop being subject to the periodic reporting requirements of the Exchange Act. See Section 2, “Purpose of the Offer; Certain Effects of the Offer.”

How do I tender my Shares?

The Offer will expire on Tuesday, September 12, 2006, at 5:00 p.m., New York City time, unless we extend the Offer. To tender your Shares prior to the expiration of the Offer:

•	you must deliver your Share certificate(s) and a properly completed and duly executed Letter of Transmittal to Computershare Trust Company, N.A., the Depositary, at the address appearing on the back cover page of this Offer to Purchase; or

•	the Depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3, “Procedures for Tendering Shares.”

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your Shares being purchased at the minimum price of $25.00 per share. You may also contact the Information Agent or the Dealer Managers or your broker for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover pager of this Offer to Purchase. See Section 3, “Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

How do participants in our Retirement Savings Plan and our Stock Purchase Plan participate in the Offer?

Participants in our Retirement Savings Plan and our Stock Purchase Plan may not use the Letter of Transmittal to direct the tender of their Shares in those plans but instead must follow the separate instructions related to those Shares. If you are a participant in our Retirement Savings Plan and wish to have the trustee of the plan tender some or all Shares held in the plan, you must complete, execute and return to the trustee the separate election form included in the notice sent to participants. If you are a participant in our Stock Purchase Plan and wish to have the agent for the plan tender some or all Shares held in the plan, you must complete, execute and return to the agent the separate election form included in the notice sent to the participants. Participants are urged to read the separate election forms and related materials carefully. See Section 3, “Procedures for Tendering Shares.”

How do holders of vested stock options for Shares participate in the Offer?

If you hold vested but unexercised options, you may exercise such options for cash in accordance with the terms of the applicable stock option or compensation plans and tender the Shares received upon such exercise in accordance with this Offer. See Instruction 14 of the Letter of Transmittal. You must exercise your vested options at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on Tuesday, September 5, 2006).

Can I change my mind after I have tendered Shares in the Offer?

Yes. You may withdraw any Shares you have tendered at any time before the expiration of the Offer, which will occur at 5:00 p.m, New York City time, on Tuesday, September 12, 2006, unless we extend it. You may withdraw any Shares held in the Retirement Savings Plan and the Stock Purchase Plan that you have tendered at any time before 5 business days prior to the expiration of the Offer at 5:00 p.m., New York City time, on Tuesday, September 12, 2006, unless we extend the Offer. In addition, if we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares after 12:00, midnight New York City time on Monday, October 2, 2006. See Section 4, “Withdrawal Rights.”

How do I withdraw Shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the Depositary’s contact information appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4, “Withdrawal Rights.” Participants in the Retirement Savings Plan and the Stock Purchase Plan who wish to withdraw their Shares must follow the respective instructions found in “Letter from Acxiom Corporation Retirement Savings Plan Administrator” or the “Letter from Administrator of 2005 Stock Purchase Plan of Acxiom Corporation” sent to them separately. See Section 4, “Withdrawal Rights.”

In what order will you purchase the tendered Shares?

We will purchase Shares:

•	first, from all holders of “odd lots” (persons who own less than 100 Shares) who properly tender all of their Shares at or below the Purchase Price selected by us and do not properly withdraw them before the expiration of the Offer;

•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender Shares at or below the Purchase Price selected by us and do not properly withdraw them before the expiration of the Offer; and

•	third, only if necessary to permit us to purchase 11,111,111 Shares (or such greater number of Shares as we may elect to purchase subject to applicable law), from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the Offer. See Section 6, “Conditional Tender of Shares.”

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price selected by us. See Section 1, “Number of Shares; Proration.”

Can I tender Shares in the Offer subject to the condition that a specified minimum number of my Shares must be purchased?

Yes, your may tender your Shares subject to this condition by following the procedures described in Section 6, “Conditional Tender of Shares.”

Has Acxiom or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Managers make any recommendation to you as to whether you should tender or refrain from tendering your Shares or at what price you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer.”

Will Acxiom’s directors and officers tender Shares in the Offer?

Four of our executive officers and directors, including Charles D. Morgan, our Chairman and Company Leader, Jeffrey W. Ubben, a new Director, James T. Womble, our Global Development Leader, and Cindy K. Childers, our Organizational Development Leader, have advised us that they may tender a portion of Shares beneficially owned by them or their affiliates into the Offer. Our other directors and executive officers have advised us that they do not intend to tender any Shares in the Offer. See Section 11, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

If I decide not to tender, how will the Offer affect my Shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offer. See Section 11, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

When and how will Acxiom pay for the Shares I tender?

We will pay the Purchase Price, without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5, “Purchase of Shares and Payment of Purchase Price.” Notwithstanding the foregoing, if you are a participant in the Retirement Savings Plan or the Stock Purchase Plan, payment for tendered Shares accepted by the Company will be made to your plan account as set forth in the letters sent separately to the participants in such plan.

What is the recent market price of the Shares?

On August 4, 2006, the last full trading day before announcement and commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $24.49 per share. You are urged to obtain current market quotations for the Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8, “Price Range of Shares; Dividends.”

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares or hold your Shares through the Retirement Savings Plan or the Stock Purchase Plan and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, bank or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5, “Purchase of Shares and Payment of Purchase Price.”

What are the United States federal income tax consequences if I tender my Shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. Your receipt of cash for your tendered Shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. The payment of cash for a foreign stockholder’s tendered shares will be subject to United States federal income tax withholding. Each stockholder is advised to consult with his or her own tax advisor to determine the federal, state, local, foreign and other tax consequences to the stockholder of the Offer to Purchase. See Section 13, “Material U.S. Federal Income Tax Consequences.”

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5, “Purchase of Shares and Payment of Purchase Price.”

Who can I talk to if I have questions?

The Information Agent and the Dealer Managers can help answer your questions. The Information Agent is Innisfree M&A Incorporated, and the Dealer Managers are J.P. Morgan Securities Inc. and Stephens Inc. Their contact information is set forth on the back cover page of this Offer to Purchase. Participants in the Retirement Savings Plan or the Stock Purchase Plan who have questions relating to either plan should contact the relevant party set forth in the documentation relating to such plan sent separately to plan participants.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents to which we refer you contain forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding our financial position, results of operations, market position, product development, growth opportunities, economic conditions, and other similar forecasts and statements of expectation. We generally indicate these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee” and similar words or phrases. These forward-looking statements are not guarantees of future performance and are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements.

Such statements may include but are not limited to the following statements:

•	we are continuing to experience continued improvement and momentum in financial performance;

•	we expect continued focus on expense controls will lead to continued improvement in operating margins;

•	projected revenue, operating margin, return on assets and return on invested capital, operating cash flow and free cash flow, borrowings, dividends and other metrics will be within estimated ranges;

•	estimations of revenue, earnings, cash flow, growth rates, restructuring charges and expense reductions will be within the estimated ranges; and

•	the business pipeline and anticipated cost structure will allow us to continue to meet or exceed revenue, cash flow and other projections.

The factors and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, forward-looking statements include but are not limited to the following:

•	we may incur expenses related to unsolicited proposals or other efforts by others to acquire or control us;

•	certain contracts may not be closed, or may not be closed within the anticipated time frames;

•	certain contracts may not generate the anticipated revenue or profitability;

•	negative changes in economic or other conditions might lead to a reduction in demand for our products and services;

•	an economic slowdown or that economic conditions in general will not be as expected;

•	the historical seasonality of our business may change;

•	significant customers may experience extreme, severe economic difficulty;

•	the integration of acquired businesses may not be as successful as planned;

•	the fair value of certain of our assets may not be equal to the carrying value of those assets now or in future time periods;

•	sales cycles may lengthen;

•	we may not be able to attract and retain qualified technical and leadership associates, or that we may lose key associates to other organizations;

•	we may not be able to properly motivate our sales force or other associates;

•	we may not be able to achieve cost reductions and avoid unanticipated costs;

•	we may not be able to continue to receive credit upon satisfactory terms and conditions;

•	competent, competitive products, technologies or services may be introduced into the marketplace by other companies;

•	we may be subjected to pricing pressure due to market conditions and/or competitive products and services;

•	changes in consumer or business information industries and markets may negatively impact us;

•	changes in accounting pronouncements may occur and may impact these projections;

•	we may not be able to protect proprietary information and technology or obtain necessary licenses on commercially reasonable terms;

•	we may encounter difficulties when entering new markets or industries;

•	changes in the legislative, accounting, regulatory and consumer environments, including but not limited to litigation, legislation, regulations and customs relating to our ability to collect, manage, aggregate and use data, may affect our business;

•	data suppliers may withdraw data from us, leading to our inability to provide certain products and services;

•	we may enter into short-term contracts which would affect the predictability of our revenues;

•	the amount of ad hoc, volume-based and project work may not be as expected;

•	we may experience a loss of data center capacity or interruption of telecommunication links or power sources;

•	we may experience failures or breaches of our network and data security systems, leading to potential adverse publicity, negative customer reaction, or liability to third parties;

•	postal rates may increase, thereby leading to reduced volumes of business;

•	our clients may cancel or modify their agreements with us;

•	we may not successfully complete customer contract requirements on time or meet the service levels specified in the contracts, which may result in contract penalties or lost revenue;

•	we may experience processing errors that result in credits to customers, re-performance of services or payment of damages to customers;

•	the services of the United States Postal Service, their global counterparts and other delivery systems may be disrupted; and

•	we may be affected by other competitive factors.

With respect to formulation of forward-looking statements, all of the above factors and uncertainties apply, along with the following assumptions:

•	the U.S. and global economies will continue to improve at a moderate pace;

•	global growth will continue to be strong and that globalization trends will continue to grow at an increasing pace;

•	Acxiom’s computer and communications related expenses will continue to fall as a percentage of revenue;

•	the Customer Information Infrastructure (CII) grid-based environment at Acxiom will continue to be implemented successfully over the next 3-4 years and that the new CII infrastructure will continue to provide increasing operational efficiencies;

•	the acquisitions of companies operating primarily outside of the United States will be successfully integrated and significant efficiencies will be realized from this integration;

•	sufficient operating and capital lease arrangements will continue to be available to us to provide for the financing of most of our computer equipment and software suppliers will continue to provide financing arrangements for most of the software purchases;

•	free cash flow will meet expectations and we will use free cash flow to pay down bank debt, buy back stock and fund dividends; and

•	the Board of Directors will continue to approve quarterly dividends and will vote to increase dividends over time.

With respect to the provision of products or services outside our primary base of operations in the United States, all of the above factors apply, along with the difficulty of doing business in numerous sovereign jurisdictions due to differences in scale, competition, culture, laws and regulations.

Other factors are detailed from time to time in periodic reports and registration statements filed with the Commission. We believe that we have the product and technology offerings, facilities, associates and competitive and financial resources for continued business success, but future revenues, costs, margins and profits are influenced by a number of factors, including those discussed above, all of which are difficult to forecast.

In light of these risks, uncertainties and assumptions, we caution readers not to place undue reliance on any forward-looking statements. Except as required by the Commission’s regulations concerning amending our Schedule TO we undertake no obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender Shares of our Common Stock, $0.10 par value per Share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 11,111,111 Shares at a price not greater than $27.00 nor less than $25.00 per share, without interest.

The Offer will expire at 5:00 p.m., New York City time, on Tuesday, September 12, 2006, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the offer will remain open.

We will select the lowest Purchase Price that will allow us to purchase up to 11,111,111 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Section 1, “Number of Shares; Proration.”

Our intent is to purchase up to $300,000,000 of our Shares in the Offer. In the event the Purchase Price is less than the maximum price of $27.00 per share and more than 11,111,111 Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer so that we repurchase up to $300,000,000 of our Shares. By way of example, if the final Purchase Price is $26.00 per share, we may purchase up to an additional 427,350 of our outstanding Shares to the extent tendered in the Offer. Such a purchase of additional Shares will not require us to extend the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1, “Number of Shares; Proration.”

The Offer is an element of our overall plan to maximize value for our stockholders. If we are unable to purchase $300,000,000 of Shares in the Offer, we will consider, in our sole discretion, various other options to return value to stockholders, including, among other things, additional share repurchases from time to time.

Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

Tendering stockholders will not be obligated to pay brokerage commissions or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer.

The Offer is subject to certain conditions. See Section 7, “Conditions of the Offer.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAVE AUTHORIZED ANY PERSON TO MAKE ANY SUCH REPRESENTATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER THEM. IN DOING SO, YOU ARE URGED TO EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.”

FOUR OF OUR EXECUTIVE OFFICERS AND DIRECTORS, INCLUDING CHARLES D. MORGAN, OUR CHAIRMAN AND COMPANY LEADER, JEFFREY W. UBBEN, A NEW DIRECTOR, JAMES T. WOMBLE, OUR GLOBAL DEVELOPMENT LEADER, AND CINDY K. CHILDERS, OUR ORGANIZATIONAL DEVELOPMENT LEADER, HAVE ADVISED US THAT THEY MAY TENDER A PORTION OF SHARES BENEFICIALLY OWNED BY THEM OR THEIR AFFILIATES INTO THE OFFER. OUR OTHER DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER.

If at the Expiration Date more than 11,111,111 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy Shares:

•	first, from all holders of “odd lots” (holders of less than 100 Shares) who properly tender all their Shares at or below the Purchase Price selected by us;

•	second, on a pro rata basis from all other stockholders who properly tender Shares at or below the Purchase Price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase up to 11,111,111 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased in the Offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

Therefore, we may not purchase all of the Shares tendered pursuant to the Offer even if the Shares are tendered at or below the Purchase Price. See Section 1, “Number of Shares; Proration,” Section 5, “Purchase of Shares and Payment of Purchase Price,” and Section 6, “Conditional Tender of Shares,” respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, in cash, without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own names and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of Shares pursuant to the Offer. Tendering stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Any tendering stockholder or other payee who is a foreign stockholder, as defined in Section 3, will be subject to withholding of federal income tax at a rate of 30%, unless the foreign stockholder establishes that a reduced rate of withholding or an exemption from withholding is applicable. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the tendering stockholder or other payee pursuant to the Offer, unless such stockholder or other payee establishes that such stockholder or other payee is within the class of persons that is exempt from backup withholding. See Section 3, “Procedures for Tendering Shares.” Also, see Section 13, “United States Federal Income Tax Consequences.”

Participants in our Retirement Savings Plan and our Stock Purchase Plan may not use the Letter of Transmittal to direct the tender of their Shares in those plans but instead must follow the separate instructions related to those Shares. Stockholders who are participants in our Retirement Savings Plan may instruct the trustee as set forth in the “Letter from Acxiom Corporation Retirement Savings Plan Administrator” to tender some or all of the Shares attributed to the participant’s account. Stockholders who are participants in our Stock Purchase Plan may instruct the agent for the Stock Purchase Plan as set forth in the “Letter from Administrator of the 2005 Stock Purchase Plan of Acxiom Corporation,” to tender some or all of the Shares held in the participant’s account under the Stock Purchase Plan. If the trustee or agent for the related plan has not received a participant’s instructions at least three days prior to the Expiration Date of the Offer, the trustee or agent may not tender any Shares held on behalf of that participant.

In addition, holders of vested but unexercised options outstanding under the 2005 Equity Compensation Plan, the Amended and Restated Key Associate Stock Option Plan, and the U.K. Share Option Scheme (collectively, the “Stock Option Plans”) may exercise such options for cash and then tender some or all of the Shares issued upon such exercise.

Participants in employee benefit plans not affiliated with us that hold Shares of Acxiom Common Stock may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans.

As of July 31, 2006, we had issued and outstanding 88,033,832 Shares, and 12,176,296 Shares reserved for issuance upon exercise of outstanding stock options under our stock option plans. The 11,111,111 Shares that we are offering to purchase represent approximately 12.6% of the Shares then outstanding. The Shares are listed and traded on Nasdaq under the symbol “ACXM.” On August 4, 2006, the last full day of trading before announcement and commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $24.49 per share. See Section 8, “Price Range of Shares; Dividends.” Stockholders are urged to obtain current market quotations for the Shares.

THE OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 11,111,111 Shares of our common stock, or if a lesser number of Shares is properly tendered and not properly withdrawn in accordance with Section 4, on or before the Expiration Date of the Offer, at prices not greater than $27.00 nor less than $25.00 per share, without interest.

See Section 14, “Extension of the Offer; Termination; Amendment,” for a description of our right to extend, delay, terminate or amend the Offer. In the event the Purchase Price is less than the maximum price of $27.00 per share and more than 11,111,111 Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer so that we repurchase up to $300,000,000 of our Shares. By way of example, if the Purchase Price is $26.00 per share, we may purchase up to an additional 427,350 of our outstanding Shares to the extent tendered in the Offer. Such a purchase of additional Shares will not require us to extend the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements.

If more than 11,111,111 Shares are tendered at or below the Purchase Price, Shares tendered at or below the Purchase Price before the Expiration Date will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

If we —

•	increase the price to be paid for Shares above $27.00 per share or decrease the price to be paid for Shares below $25.00 per share, or

•	increase the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding Shares, or

•	decrease the number of Shares being sought,

•	and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that an announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE OFFER IS SUBJECT TO CONDITIONS. SEE SECTION 7.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price or prices, not greater than $27.00 nor less than $25.00 per share, at which they are willing to sell their Shares to us in the Offer. Alternatively, stockholders desiring to tender Shares may choose not to specify a price and, instead, may specify that they will sell their Shares at the Purchase Price ultimately paid for Shares properly tendered in the Offer, which could result in the tendering stockholder receiving a price per share as low as $25.00. If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $25.00 per share.

Promptly following the Expiration Date, we will, in our sole discretion, determine the Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not greater than $27.00 nor less than $25.00 per share, without interest, that will enable us to purchase up to 11,111,111 Shares, or such lesser number of Shares as are properly tendered, pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions.

All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date. By following the instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their Shares and a different minimum price for other specified Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer.

If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is equal to or less than 11,111,111 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 11,111,111 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the Purchase Price selected by us and not properly withdrawn, we will purchase properly tendered Shares on the basis set forth below:

•	first, we will purchase all Shares tendered by all holders of “odd lots” (as defined below) who:

(1) tender all Shares owned beneficially or of record at a price at or below the Purchase Price selected by us (partial tenders will not qualify for this preference); and

(2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered at prices at or below the Purchase Price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

•	third, only if necessary to permit us to purchase up to 11,111,111 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by us, to the extent feasible, will be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, all of the Shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price. It is also possible that none of the Shares conditionally tendered will be purchased even though those Shares were tendered at prices at or below the Purchase Price.

Odd Lots. The term “odd lots” means all Shares tendered at prices at or below the Purchase Price selected by us by any person who owned beneficially or of record a total of less than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lots holder must tender all Shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. Any odd lot holder wishing to tender all of the stockholder’s Shares pursuant to the Offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered, including Shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until three to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Managers and may be able to obtain such information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. Our Board of Directors has reviewed a variety of alternatives for using the Company’s available financial resources with the assistance of management and outside advisors. The Board of Directors considered the Company’s existing and anticipated capital structure and financial position, including outstanding Common Stock, debt and debt structure, financial ratios and anticipated cost and availability of financing, as well as credit ratings, the market price of the Common Stock and the Company’s operations, strategy and expectations for the future. The Board of Directors believes that repurchasing Shares using additional indebtedness is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s stockholders.

We believe that the modified “Dutch Auction” tender offer set forth herein represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. Stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. We do not believe that consummation of the Offer will impair our competitive ability or our business prospects; however, borrowing under our credit facilities, including new facilities that we intend to obtain, will increase our debt and interest expense on an ongoing basis.

The Offer is intended to achieve a number of objectives, including the following:

—Demonstrate confidence in our business. We are optimistic about the prospects for our business and are pursuing a number of initiatives that we believe will result in significant growth and efficiencies. This capital restructuring is a demonstration of that confidence.

—Provide value to stockholders who wish to sell. A significant repurchase is an efficient way to return value to stockholders who wish to tender their shares at a premium to the recent trading prices for the Shares.

—Provide value for continuing stockholders. Stockholders who wish to achieve a greater percentage ownership in the enterprise will be able to do so by not tendering their Shares and thus will have a greater stake in our future results, opportunities and risks at no additional cost to them.

—Establish a more appropriate capital structure. By accessing debt markets under the currently favorable conditions, we are able to return value to stockholders now. We believe this creates an appropriate capital utilization strategy for our current business.

—Maintain financial flexibility. Conservative financial management has been and continues to be a paramount objective of our management and Board of Directors. We believe that, after giving effect to the anticipated repurchase of our shares (including the related borrowings that we intend to obtain), our remaining cash on hand, cash flow from operations and borrowing capacity is expected to be sufficient for our operational and financial needs, including funding internal growth initiatives and capitalizing on other opportunities that might arise.

This Offer significantly expands our previous program, which was initiated in 2002, for returning capital as a means of increasing stockholder value. We have completed $404,021,377 in share repurchases under this program through June 30, 2006, acquiring 21,793,505 shares at an average price of approximately $18.54 per share. Our share repurchase program is superseded by this Offer. We have not purchased shares since June 30, 2006.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Managers make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the Purchase Price or Purchase Prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. Four of our executive officers and directors, including Charles D. Morgan, our Chairman and Company Leader, Jeffrey W. Ubben, a new Director, James T. Womble, our Global Development Leader, and Cindy K. Childers, our Organizational Development Leader, have advised us that they may tender a portion of Shares beneficially owned by them or their affiliates into the Offer. Our other directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer. See Section 11.

Certain Effects of the Offer. The Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of July 31, 2006, we had issued and outstanding approximately 88,033,832 Shares. The 11,111,111 Shares that we are offering to purchase pursuant to the Offer represent approximately 12.6% of the Shares outstanding as of that date. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

Based on the published guidelines of Nasdaq and the conditions of the Offer, our purchase of up to 11,111,111 Shares pursuant to the Offer will not result in delisting of the remaining Shares on Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the Shares to be delisted from Nasdaq or eligible for deregistration under the Exchange Act.

Upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company. In particular, the Offer would increase the proportional holdings of certain significant stockholders and of our directors and executive officers if they do not tender any of their Shares in the Offer.

We currently intend to cancel and retire or reflect as treasury stock the Shares purchased pursuant to the Offer. Such Shares will return to the status of authorized and unissued Shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of Nasdaq. We have no current plans for the future issuance of Shares purchased in this Offer.

We may, in the future, decide to purchase additional Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date.

The Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. We believe that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

The Offer is an element of our overall plan to maximize value for our stockholders. If we are unable to purchase $300,000,000 of Shares in the Offer, we will consider, in our sole discretion, various other options to maximize stockholder value, including, among other things, additional share repurchases from time to time.

We will borrow a significant amount under our new Credit Facilities that we intend to obtain, in order to pay for the tendered Shares and related expenses. Depending on the number of Shares tendered, our borrowings under our Credit Facilities related to the purchase of the Shares, including all related fees and expenses could be up to an additional $300,000,000. We anticipate that the Offer and the related borrowings will result in changes in our debt structure as reflected in our pro forma financial information. See Section 10 “Certain Information Concerning Us.”

Except as disclosed in Section 11, concerning the agreement reached with VA Partners, LLC, ValueAct Capital Master Fund, L.P., ValueAct Capital Management, L.P., and ValueAct Capital Management, LLC. (collectively, the “ValueAct Group”) to expand the Company’s Board of Directors, and as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or the amount of our indebtedness or our capitalization;

•	any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(b) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of us, or the disposition of our securities other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock equivalent awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, in each case by the Expiration Dates by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER” OR (2) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER” INDICATING THE PRICE (IN INCREMENTS OF $0.25) AT WHICH SHARES ARE BEING TENDERED.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $25.00 per share. A stockholder who wishes to indicate a specific price (in increments of $0.25) at which such stockholder’s Shares are being tendered must check a box under the section captioned “Shares Tendered at Price Determined by Stockholder.” A stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares may not be tendered at more than one price unless such Shares are previously withdrawn according to the terms of the Offer.

A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER” OR ONE OF THE BOXES IN THE SECTION CAPTIONED

“SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER” IS CHECKED. STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THEIR BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

Odd lot holders who tender all their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will instruct the Depository Trust Company to establish an account with respect to the shares (referred to) as the “Book-Entry Transfer Facility” for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 8 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•	the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Employee Plans. Participants in our Retirement Savings Plan who wish to have the trustee of the plan tender some or all Shares held in the plan must complete, execute and return to the trustee the tender election form included in the notice sent to participants. Participants in our Stock Purchase Plan who wish to have the agent for the Plan tender some or all Shares held for such participants in the plan must complete, execute and return to the agent the separate tender election form included in the notice sent to participants. Holders of vested but unexercised options may exercise such options for cash in accordance with the terms of our Stock Option Plans and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Participants in the Retirement Savings Plan and the Stock Purchase Plan may not use the Letter of Transmittal to direct the tender of the Shares, but must use the separate election forms sent to them. Participants in those plans are urged to read the separate election form and related materials carefully.

Other Benefit Plans. Participants in employee benefit plans not affiliated with us that hold Shares of Acxiom common stock may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. To the extent required under any such plan, we expect that participants will receive separate instructions from the administrators of those plans to be followed in connection with any tender.

Federal Income Tax Backup Withholding and Withholding Tax. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies, under penalties of perjury, that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s U.S. federal income tax liability, provided that the required information is furnished.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Gross proceeds payable pursuant to the Offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless the foreign stockholder establishes that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not , for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Such statements can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly executed statement claiming such exemption. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal. Foreign stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a reduction to or an exemption from the withholding tax and the refund procedure.

Tender Constitutes An Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination, in the absence of a final and non-appealable determination of a court to the contrary, shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular Shares, and our interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal), in the absence of a final and non-appealable determination of a court to the contrary, will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any tendered Shares are not purchased pursuant to the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost or Destroyed Certificates. Stockholders whose certificate or certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed may contact Computershare Trust Company, N.A., as Transfer Agent for our Shares, at the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate must be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on Monday, October 2, 2006, unless previously accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses (or the facsimile number) set forth on the back cover of this Offer to Purchase;

•	must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares, and

•	if a withdrawal notice is being sent by facsimile to the Depositary, such notice must have a signature medallion guarantee stamp.

A stockholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination, in the absence of a final and non-appealable determination of a court to the contrary, shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, and such determination will be binding on all stockholders. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in our Retirement Savings Plan who wish to have the trustee of the plan withdraw previously tendered Shares held in the plan must follow the procedures set forth in the “Letter from Acxiom Corporation Retirement Savings Plan Administrator to all Participants in the Acxiom Corporation Retirement Savings Plan.” Participants in our Stock Purchase Plan who wish to have the Agent for the plan withdraw previously tendered Shares held in the plan must follow the instructions found in the “Notice to Participants in the 2005 Stock Purchase Plan of Acxiom Corporation from the Agent.”

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we (1) will determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, up to 11,111,111 Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

We will pay for Shares purchased under the Offer by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares, at our expense promptly after the Expiration Date or termination of the Offer. In addition, if certain events occur, we may not be obligated to purchase Shares under the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO, SEE SECTION 13 REGARDING CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND SECTION 3 REGARDING CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.	Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the Offer, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of Shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his or her own financial or tax advisors.

After the Expiration Date, if more than 11,111,111 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below 11,111,111 (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, and the payment for, Shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of Shares, if at any time on or after August 7, 2006 (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer or the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer and (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, financial condition, assets, income, operations or future business prospects, taken as a whole, or could otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 11,111,111 Shares in the Offer or (iii) arises from or is related to our settlement with the ValueAct Group of the matters discussed in Section 11 under “Agreements, Arrangements or Understandings”;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, financial condition, assets, income, operations or future business prospects, taken as a whole, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vi) any decrease of more than 15% in the market price of the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 4, 2006;

(4) a tender offer or exchange offer for any or all of our Shares (other than this Offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

(5) (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before August 7, 2006), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before August 7, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares (options for and other rights to acquire Shares which are acquired or proposed to be acquired being deemed for purposes of this clause (5) to be immediately exercisable or convertible);

(6) any change shall have occurred or been threatened in the business, financial condition, assets, income, operations or future business prospects of us or our subsidiaries, taken as a whole, that, in our judgment, is or may be reasonably likely to be material and adverse to us or our subsidiaries;

(7) we determine that there is a reasonable likelihood that either (i) the Shares would be held of record by less than 300 persons, or (ii) the completion of the Offer and the purchase of the Shares may otherwise cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act; or

(8) prior to the expiration of the Offer, (i) our existing credit facility has not been amended to provide us with $800,000,000 in new Credit Facilities effective on the terms described in Section 9, comprised of a

$200,000,000 Multi-Currency Revolving Credit Facility and a $600,000,000 Term Loan Facility to be provided by our lenders, of which $300,000,000 shall have been authorized to fund the Offer. See Section 9 for a description of the Credit Facilities.

The foregoing conditions are for our sole benefit and may be asserted by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above, in the absence of a final and non-appealable determination of a court to the contrary, will be final and binding on all parties.

8.	Price Range of Shares; Dividends.

The Shares are listed and traded on Nasdaq under the trading symbol “ACXM”. The following table sets forth, for each of the periods indicated, the high and low closing prices of shares as reported on Nasdaq, and dividends paid per share.

	High	Low	Dividends
Fiscal 2005:
First Quarter	$25.04	$22.17	$0.04
Second Quarter	$24.23	$21.39	$0.04
Third Quarter	$26.94	$22.72	$0.05
Fourth Quarter	$25.78	$20.65	$0.05

Fiscal 2006:
First Quarter	$21.70	$16.75	$0.05
Second Quarter	$21.59	$18.68	$0.05
Third Quarter	$23.74	$18.63	$0.05
Fourth Quarter	$26.46	$22.96	$0.05

Fiscal 2007:
First Quarter	$26.46	$22.02	$0.05
Second Quarter through August 4, 2006	$24.62	$23.70	*

*	On August 3, 2006 the Board of Directors declared a $0.05 per share dividend on the Common Stock, payable on September 12, 2006 to stockholders of record August 14, 2006.

On August 4, 2006, the last trading day before the date of announcement of the Offer, the last reported sale price of the Shares on Nasdaq was $24.49 per share. We urge stockholders to obtain current market quotations for the Shares before deciding whether and at what Purchase Price or Purchase Prices to tender their Shares.

9.	Source and Amount of Funds.

Assuming we purchase 11,111,111 Shares pursuant to the Offer at the maximum price of $27.00 per share, we expect that the aggregate Purchase Price, including all related fees and expenses, will be approximately $306,000,000. We expect to fund the purchase of Shares tendered in the Offer and the payment of related fees and expenses from borrowings under the Credit Facilities described below. The Offer is subject to the receipt of such financing by the Company.

On August 6, 2006, we entered into a commitment for $800,000,000 in a multi-currency Revolving Credit Facility and a Term Loan Facility (collectively, the “Credit Facilities”). The terms of the Credit Facilities are set forth in documents filed with the Commission and available as described in Section 10.

The availability of loans under the Credit Facilities is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein.

The Credit Facilities include representations and warranties, covenants and events of default, including requirements that we observe and maintain covenants including leverage and fixed charge coverage ratios, limitations on liens, subsidiary indebtedness and consolidations, mergers and sales of all or a substantial part of our consolidated assets.

Loans under the Credit Facilities will bear interest, at our option, at a rate per annum equal to LIBOR or the alternative base rate, plus an applicable spread. We anticipate the Term Loan Facility will be priced at LIBOR plus 2.00%. We anticipate that the Revolving Credit Facility will be initially priced at LIBOR plus 1.50%. The applicable spread on the Revolving Credit Facility will be subject to change and may move up or down in accordance with a leverage-based pricing grid.

Fees on letters of credit under the Revolving Credit Facility will accrue at a per annum rate equal to the applicable LIBOR margin then in effect plus a per annum fee payable to the issuers of such letters of credit at rates to be agreed upon with such issuers.

In addition, we will pay a commitment fee on the average daily unused amount of the Revolving Credit Facility calculated initially at a rate equal to 0.30% subject to change in accordance with the leveraged based pricing grid.

Assuming that we purchase 11,111,111 Shares pursuant to the Offer at the maximum price of $27.00 per share, we expect that we will borrow the required amount available under the Term Loan Facility. The remaining proceeds of the $600,000,000 Term Loan Facility will be used for general corporate purposes and to repay certain indebtedness. We anticipate that amounts borrowed under the Credit Facilities will be refinanced or repaid from funds generated internally by the Company or other sources, which may include the proceeds of the sale of securities. No decisions have been made concerning any refinancings, and any decisions will be made by management based on the Company’s review from time to time of the advisability of selling particular securities as well as on interest rates and other prevailing economic conditions.

We do not have any alternative financing arrangements or alternative financing plans.

10.	Certain Information Concerning Us.

General. Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, information technology (“IT”) outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia and China.

Our sophisticated information management capabilities enable our clients to use information to improve their business decision-making processes and to effectively manage existing and prospective customer relationships, thereby positioning them to maximize the value of their customer relationships and increase their profits.

Our client base in the U.S. consists primarily of Fortune 1000 companies in the financial services, insurance, information services, direct marketing, publishing, retail and telecommunications industries.

Our principal executive office is located at 1 Information Way, P.O. Box 8180, Little Rock, Arkansas 72203-8180, and our telephone number is (501) 342-1000.

Recent Developments. As of August 5, 2006, we have settled with the ValueAct Group the matters discussed in Section 11, including the ValueAct Group’s proxy solicitations. See the discussion under “Agreements, Arrangements or Understandings” in Section 11 for additional information concerning the settlement agreement.

Condensed Historical Financial Information. Set forth below is condensed consolidated historical financial information of the Company and its subsidiaries. The historical financial information (other than the ratios of earnings to fixed charges) for the years ended March 31, 2006 and March 31, 2005 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 (the “Company’s 2006 Annual Report”), and other information contained in the Company’s 2006 Annual Report. The historical financial information (other than the ratios of earnings to fixed charges) for the quarters ended June 30, 2006 and June 30, 2005 was derived from the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (the “Company’s First Quarter 2007 Quarterly Report”).

More comprehensive financial information is included in such reports, and readers are directed to such reports for such information which is incorporated herein by reference as more particularly set forth below under “Incorporation by Reference,” copies of which reports may be obtained as set forth below under “Additional Information About Us.”

ACXIOM CORPORATION AND SUBSIDIARIES

Condensed Historical Financial Information

(In thousands, except per share data and financial ratios)

	Historical Three months ended		Historical Fiscal years ended
	June 30, 2006	June 30, 2005	March 31, 2006	March 31, 2005
Statement of operations data:
Revenue	$336,705	310,271	1,332,568	1,223,042
Net earnings	$17,808	6,639	64,128	69,718
Basic earnings per share	$0.20	0.07	0.73	0.80
Diluted earnings per share	$0.20	0.07	0.71	0.74
Shares used in computing basic earnings per share	88,155	91,044	87,557	86,695
Shares used in computing diluted earnings per share	90,423	93,796	90,289	99,446

	Historical		Historical
	June 30, 2006		March 31, 2006	March 31, 2005
Balance sheet data:
Cash and cash equivalents	$4,163		7,705	4,185
Total current assets	$338,817		338,853	333,632
Noncurrent assets	$1,206,230		1,201,645	1,066,247
Total assets	$1,545,047		1,540,498	1,399,879
Total current liabilities	$371,913		379,990	364,262
Long-term debt, excluding current installments	$374,846		376,415	141,704
Total noncurrent liabilities	$452,581		454,331	220,783
Stockholders' equity	$720,553		706,177	814,834
Book value per share outstanding	$8.19		8.01	8.56
Shares outstanding at end of period	87,972		88,149	95,213

	Historical Three months ended		Historical Fiscal years ended
	June 30, 2006	June 30, 2005	March 31, 2006	March 31, 2005
Ratio of earnings to fixed charges:
Pretax income	$29,193	10,703	104,344	106,201
Fixed charges	$10,350	8,174	40,440	33,094

Total earnings	$39,543	18,877	144,784	139,295

Interest expensed	$7,769	5,162	28,744	19,191
An estimate of interest within rent expense	$2,581	3,012	11,696	13,903

Total fixed charges	$10,350	8,174	40,440	33,094

Ratio of earnings to fixed charges:	3.82	2.31	3.58	4.21

Pro Forma Financial Information

Set forth below is consolidated unaudited pro forma financial information for the Company and its subsidiaries based on historical information which has been adjusted to reflect the Offer and the financing that we intend to obtain described in the Notes to Consolidated Unaudited Pro Forma Financial Information.

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(In thousands, except per share data and financial ratios)

	Historical Fiscal year ended March 31, 2006	Pro forma adjustments		Pro forma Fiscal year ended March 31, 2006
Revenue:
Services	$1,012,549			1,012,549
Data	320,019			320,019

Total revenue	1,332,568			1,332,568
Operating costs and expenses:
Cost of revenue
Services	778,490			778,490
Data	201,950			201,950

Total cost of revenue	980,440			980,440
Selling, general and administrative	211,541			211,541
Gains, losses and nonrecurring items, net	9,504			9,504

Total operating costs and expenses	1,201,485			1,201,485

Income from operations	131,083			131,083

Other income (expense):
Interest expense	(28,744)	(46,460	)(1)	(57,302)
		17,902	(2)
Other, net	2,005			2,005

Total other income (expense)	(26,739)	(28,558)		(55,297)

Earnings before income taxes	104,344	(28,558)		75,786
Income taxes	40,216	(10,995	)(3)	29,221

Net earnings	$64,128	(17,563)		46,565

Earnings per share:
Basic	$0.73			0.61

Diluted	$0.71			0.59

Weighted average shares:
Basic	87,557	(11,538	)(4)	76,019

Diluted	90,289	(11,538	)(4)	78,751

Ratio of earnings to fixed charges:
Pretax income	$104,344			75,786
Fixed charges	$40,440			68,998
Total earnings	$144,784			144,784
Interest expense	$28,744			57,302
Estimate of interest within rent	$11,696 (5)			11,696
Total fixed charges	$40,440			68,998
Ratio of earnings to fixed charges	3.58			2.10

(1)	Interest expense on new debt incurred assuming an annual interest rate of 7.41% and amortization of deferred financing costs related to new debt. The debt is assumed to bear interest at a floating rate. A change in interest rate of 1.00% would change the annual interest expense by $6,000,000. The estimated deferred financing costs are amortized over the assumed 6 year term of the debt.
(2)	Interest savings from the repayment of $282,000,000 in debt at a weighted average interest rate of 6.35%.
(3)	Calculated based on a 38.5% tax rate.
(4)	Estimated number of shares to be acquired at the approximate mid-point of the range of $26.00 per share for a total of $300,000,000.
(5)	Assumed 8.0% interest charge on the average balance of the present value of operating leases.

The accompanying notes are an integral part of the Consolidated Unaudited Pro Forma Financial Information.

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(In thousands, except per share data and financial ratios)

	Historical Three months ended June 30, 2006	Pro forma adjustments		Pro forma Three months ended June 30, 2006
Revenue:
Services	$261,892			261,892
Data	74,813			74,813

Total revenue	336,705			336,705
Operating costs and expenses:
Cost of revenue
Services	196,073			196,073
Data	49,572			49,572

Total cost of revenue	245,645			245,645
Selling, general and administrative	54,745			54,745
Gains, losses and nonrecurring items, net	—			—

Total operating costs and expenses	300,390			300,390

Income from operations	36,315			36,315

Other income (expense):
Interest expense	(7,769)	(11,615	)(1)	(14,908)
		4,476	(2)
Other, net	647			647

Total other income (expense)	(7,122)	(7,139)		(14,261)

Earnings before income taxes	29,193	(7,139)		22,054
Income taxes	11,385	(2,784	)(3)	8,601

Net earnings	$17,808	(4,355)		13,453

Earnings per share:
Basic	$0.20			0.18

Diluted	$0.20			0.17

Weighted average shares:
Basic	88,155	(11,538	)(4)	76,617

Diluted	90,423	(11,538	)(4)	78,885

Ratio of earnings to fixed charges:
Pretax income	$29,193			22,054
Fixed charges	$10,350			17,489
Total earnings	$39,543			39,543
Interest expense	$7,769			14,908
Estimate of interest within rent	$2,581 (5)			2,581
Total fixed charges	$10,350			17,489
Ratio of earnings to fixed charges	3.82			2.26

(1)	Interest expense on new debt incurred assuming an annual interest rate of 7.41% and amortization of deferred financing costs related to new debt. The debt is assumed to bear interest at a floating rate. A change in interest rate of 1.00% would change the annual interest expense by $6,000,000. The estimated deferred financing costs are amortized over the assumed 6 year term of the debt.
(2)	Interest savings from the repayment of $282,000,000 in debt at a weighted average interest rate of 6.35%.
(3)	Calculated based on a 39.0% tax rate.
(4)	Estimated number of shares to be acquired at the approximate mid-point of the range of $26.00 per share for a total of $300,000,000.
(5)	Assumed 8.0% interest charge on the average balance of the present value of operating leases.

The accompanying notes are an integral part of the Consolidated Unaudited Pro Forma Financial Information.

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED UNAUDITED PRO FORMA BALANCE SHEET

(In thousands, except per share data)

	Historical June 30, 2006	Pro forma adjustments		Pro forma June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$4,163			4,163
Trade accounts receivable, net	264,933			264,933
Deferred income taxes	24,517			24,517
Other current assets	45,204			45,204

Total current assets	338,817			338,817

Property and equipment	685,515			685,515
Less-accumulated depreciation and amortization	353,633			353,633

Property and equipment, net	331,882			331,882

Software, net of accumulated amortization	41,313			41,313
Goodwill	477,291			477,291
Purchased software licenses, net of accumulated amortization	161,814			161,814
Unbilled and notes receivable, excluding current portions	17,188			17,188
Deferred costs, net	116,651	12,000	(1)	128,651
Data acquisition costs	38,712			38,712
Other assets, net	21,379			21,379

	$1,545,047	12,000		1,557,047

Liabilities and stockholders’ equity
Current liabilities:
Current installments of long-term obligations	$96,701			96,701
Trade accounts payable	41,905			41,905
Accrued payroll and related expenses	27,487			27,487
Other accrued expenses	79,345			79,345
Income taxes	9,759			9,759
Deferred revenue	112,313			112,313
Dividends payable	4,403			4,403

Total current liabilities	371,913			371,913

Long-term obligations:
Long-term debt and capital leases, net of current installments	345,992	600,000	(2)	663,992
		(282,000	)(3)
Software and data licenses, net of current installments	28,854			28,854

Total long-term obligations	374,846	318,000		692,846

Deferred income taxes	77,735			77,735
Commitments and contingencies
Stockholders’ equity:
Common stock	10,985			10,985
Additional paid-in capital	683,350			683,350
Retained earnings	423,683			423,683
Accumulated other comprehensive loss	8,637			8,637
Treasury stock, at cost	(406,102)	(306,000	)(4)	(712,102)

Total stockholders’ equity	720,553	(306,000)		414,553

	$1,545,047	12,000		1,557,047

Shares outstanding at end of period	87,972	(11,538	)(5)	76,434
Book value per share	$8.19			5.42

(1)	Fees and estimated expenses related to the issuance of debt.
(2)	Total debt incurred to acquire shares and repay debt, including estimated fees and expenses.
(3)	Debt repaid after the acquisition of shares and payment of estimated fees and expenses.
(4)	Total cash paid for shares, including estimated fees and expenses.
(5)	Estimated number of shares to be acquired at the approximate mid-point of the range of $26.00 per share for a total of $300,000,000.

The accompanying notes are an integral part of the Consolidated Unaudited Pro Forma Financial Information.

Notes to Consolidated Unaudited Pro Forma Financial Information

The following summary of pro forma adjustments is based on available information and various estimates and assumptions. Management of the Company believes that these assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

The consolidated unaudited pro forma financial information gives effect to the transactions described below:

•	The borrowing of $600,000,000 under the term loan facility.

•	The purchase of approximately 11,538,000 Shares of the Company at the approximate mid-point of the range of $26.00 per share for a total of $300,000,000.

•	The repayment of existing debt in the amount of $282,000,000;

•	Payment of $18,000,000 in transaction costs and financing fees.

The Consolidated Unaudited Pro Forma Statements of Operations for the year ended March 31, 2006 and the quarter ended June 30, 2006 give effect to the above transactions as if they occurred at the beginning of the period. The Consolidated Unaudited Pro Forma Balance Sheet as of June 30, 2006 gives effect to the transactions as if they occurred on June 30, 2006.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference: The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K*	Year ended March 31, 2006*
Amendment to Annual Report on Form 10-K/A	Year ended March 31, 2006
Current Report on Form 8-K	August 7, 2006
Quarterly Reports on Form 10-Q**	Quarter ended June 30, 2006**

*	Our financial statements for the two years ended March 31, 2006 and 2005, respectively, incorporated herein by reference, are included within Item 15 of our Annual Report on Form 10-K and appear in the Form 10-K beginning at page F-28.
**	Our unaudited financial statements for the three months ended June 30, 2006 and 2005, respectively, incorporated herein by reference, are included within Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and appear in the Form 10-Q beginning at page 3.

We incorporate by reference into this Offer to Purchase the documents listed above. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor Relations, Acxiom Corporation, 1 Information Way, P.O. Box 8180, Little Rock, Arkansas 72203-8180, (501) 342-1000. Please be sure to include your complete name and address in the request.

You can obtain the documents described under “Additional Information” and any of the documents incorporated by reference in this document from us or from the Commission’s web site at the Commission’s web site described above. You can obtain the documents described under “Additional Information” and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from us at Investor Relations, Acxiom Corporation, 1 Information Way, P.O. Box 8180, Little Rock, Arkansas 72203-8180, (501) 342-1000. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of July 31, 2006, we had 88,033,832 issued and outstanding Shares. The 11,111,111 Shares we are offering to purchase pursuant to the Offer represent approximately 12.6% of the Shares outstanding as of July 31, 2006. As of July 31, 2006, our directors and executive officers as a group (16 persons) beneficially owned an aggregate of 19,355,431 Shares of our Common Stock, representing approximately 22% of the outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Four of our executive officers and directors, including Charles D. Morgan, our Chairman and Company Leader, Jeffrey W. Ubben, a new director, James T. Womble, our Global Development Leader, and Cindy K. Childers, our Organizational Development Leader, have advised us that they may tender a portion of shares beneficially owned by them or their affiliates into the Offer. Our other directors and executive officers have advised us that they do not intend to tender any Shares in the Offer.

The following table shows, as of July 31, 2006, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming that none of our executive officers or directors (other than those noted above) or their immediate family members and affiliated entities tender any of their Shares, and that we purchase 11,111,111 Shares pursuant to the Offer, then after the Offer, we anticipate that the directors and executive officers as a group will beneficially own approximately the same percentage of the outstanding Shares as they controlled before the Offer. The business address of each of our directors and executive officers is 1 Information Way, P.O. Box 8180, Little Rock, Arkansas 72203-8180.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	William T. Dillard II	42,703	(1)	*
Common	Michael J. Durham	2,445		*
Common	Dr. Mary L. Good	6,997		*
Common	Dr. Ann Die Hasselmo	25,199	(1)	*
Common	William J. Henderson	20,746	(1)	*
Common	L. Lee Hodges	350,964	(2)	*
Common	Jerry C. Jones	326,030	(3)	*
Common	Rodger S. Kline	2,452,033	(4)	2.8%
Common	Thomas F. (Mack) McLarty, III	17,812	(1)	*
Common	Charles D. Morgan	3,806,949	(5)	4.3%
Common	Stephen M. Patterson	58,528	(1)	*
Common	Jeffrey W. Ubben	10,325,355		11.7%
Common	James T. Womble	1,616,205	(6)	1.8%
Common	All directors, nominees and executive officers, as a group (16 people)	19,355,431	(7)	22.0%

*	Denotes less than 1%.

(1)	Includes 4,567 shares subject to options which are currently exercisable or exercisable within 60 days, all of which are in the money.
(2)	Includes 329,356 shares subject to options which are currently exercisable or exercisable within 60 days, of which 241,795 are in the money.
(3)	Includes 320,775 shares subject to options which are currently exercisable or exercisable within 60 days, of which 149,975 are in the money.
(4)	Includes 430,235 shares subject to options which are currently exercisable or exercisable within 60 days, of which 271,676 are in the money.
(5)	Includes 435,958 shares subject to options which are currently exercisable or exercisable within 60 days, of which 197,301 are in the money.
(6)	Includes 367,602 shares subject to options which are currently exercisable or exercisable within 60 days, of which 232,148 are in the money.
(7)	Includes 2,165,572 shares subject to options which are currently exercisable or exercisable within 60 days, of which 1,319,011 are in the money.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates, subsidiaries, associates, directors or executive officers have effected any transactions involving Shares of our common stock during the 60 days prior to August 7, 2006, except (i) on June 30, 2006, the Company repurchased 145,000 shares at a cost of, including commissions, $3,409,936, or approximately $23.52 per share and (ii) on July 3, 2006, James T. Womble, our Global Development Leader, sold 2,099 Shares pursuant to a 10b(5)-1 plan. In addition, we are not currently aware of any transactions involving Shares of our Common Stock having been effected during the 60 days prior to August 7, 2006 by any directors and executive officers of our subsidiaries; however, we are in the process of ascertaining whether any such transactions have occurred. Any further information on transactions involving Shares by directors and executive officers of our subsidiaries during the 60 days preceding the date of the Offer will be made available by amendment to Schedule TO.

Stock-Based Plans. We maintain four stock plans: the 2005 Stock Purchase Plan of Acxiom Corporation, the Amended and Restated Key Associate Stock Option Plan of Acxiom Corporation, the 2005 Equity Compensation Plan of Acxiom Corporation (formerly known as the Amended and Restated 2000 Associate Stock Option Plan of Acxiom Corporation), and the Acxiom Corporation U.K. Share Option Scheme. Each of the plans was approved by our stockholders.

SHARE-BASED COMPENSATION

Historical Share-based Compensation

The Company first began granting premium-priced options in 1993. The Company’s intent in implementing the original 1993 stock option program as well as the subsequent versions of the program was to align its leaders’ interest with stockholders’ interests, and to motivate, retain and attract key leaders. The Company believes that this goal was achieved through the implementation of premium-priced options and long vesting periods, which are substantially longer than the vesting periods used at most companies.

Changes in Share-based Compensation Plan

At the 2005 annual meeting, the Company’s stockholders approved revisions to its share-based compensation plan. Under the revised plan, other forms of equity compensation, such as restricted stock and restricted stock units, are available for grant under the plan.

Options and Equity Compensation

The Company has stock option plans and equity compensation plans (collectively referred to as the “share-based plans”) administered by the compensation committee of the Board of Directors under which options and restricted stock were outstanding as of June 30, 2006.

The Company has reserved 30,100,000 shares of the Company’s common stock for awards pursuant to the Company’s share-based plans of which approximately 1,600,000 shares were available for grant at June 30, 2006.

The Company’s 2005 Equity Compensation Plan provides that all associates (employees, officers, directors, affiliates, independent contractors or consultants) are eligible to receive awards (grant of any option, stock appreciation right, restricted stock award, restricted stock unit award, performance awards, performance share, performance unit, qualified performance-based award, or other stock unit award) pursuant to the plan with the terms and conditions applicable to an award set forth in applicable grant documents.

The Company’s 2000 Key Associate Stock Option Plan provides that all key associates (employees of the Company or its affiliates, directors, officers (whether or not they are directors), independent contractors and consultants who render those types of services which tend to contribute materially to the success of the Company or an affiliate or which reasonably may be anticipated to contribute materially to the future success of the Company or an affiliate) are eligible to receive awards (grant of any option, stock appreciation right, restricted stock award, restricted stock unit award, performance awards, performance share, performance unit, qualified performance-based award, or other stock unit award) pursuant to the plan with the terms and conditions applicable to an award set forth in applicable grant documents.

The Company’s 1997 U.K. Share Option Scheme provides that the committee charged with administration of the plan may grant options to purchase shares of common stock of the Company to substantially all employees subject to achievement of profit or other performance criteria.

Incentive stock option awards granted pursuant to the share-based plans cannot be granted with an exercise price less than 100% of the per share market value of the Company’s shares at the date of grant and have a maximum duration of ten years from the date of grant. Board policy has required that nonqualified options be priced at or above the fair market value of the common stock at the time of grant with a maximum duration of twelve years.

Restricted stock units may be issued pursuant to the 2005 Equity Compensation Plan and represent the right to receive shares in the future by way of an award agreement which includes vesting provisions. Award agreements can further provide for forfeitures triggered by certain prohibited activities, such as breach of confidentiality. All restricted stock units will be expensed over the vesting period as adjusted for estimated forfeitures.

2005 Stock Purchase Plan

In addition to the share-based plans, the Company maintains a qualified employee stock purchase plan (“ESPP”) that permits substantially all employees to purchase shares of common stock at 85% of the market price. The number of shares available for issuance at June 30, 2006 was approximately 1,900,000.

The foregoing descriptions of our stock-based plans are qualified in their entirety by reference to the text of the stock-based plans, copies of which have been filed with the Commission.

Agreements, Arrangements or Understandings.

On June 3, 2005, certain members of the ValueAct Group and their affiliates (the “ValueAct affiliates”) sent Charles D. Morgan, in his capacity as CEO and Chairman of the Board, a letter which indicated that they were prepared to offer $23 per share for the 89% of outstanding shares of Acxiom stock that they did not already own. On June 23, 2005, a class action lawsuit was filed against the Board of Directors alleging the Board breached its fiduciary duty by not considering in good faith the June 3, 2005 letter. The lawsuit is pending in Pulaski County, Arkansas Circuit Court. The Company does not believe the ultimate outcome of the lawsuit will have a material impact on the Company or its operations or financial position. On July 12, 2005, the ValueAct affiliates sent a letter to the Acxiom Board of Directors outlining a proposal to negotiate an acquisition of the Company. Based on the Board’s evaluation of the proposal, and with assistance from its legal and financial advisors, the Board unanimously determined that pursuing the ValueAct proposal was not in the best interests of the Company or its shareholders. On October 21, 2005, the ValueAct affiliates sent a letter to the Acxiom Board of Directors outlining a proposal to acquire, for a cash price of $25 per share, all the outstanding shares of Acxiom that they did not already own.

On November 22, 2005 a majority of the independent directors of the Board met with representatives of the ValueAct affiliates and discussed the issues raised by ValueAct. On December 3, 2005 the Board met with members of the Company’s senior leadership team to receive management’s response to these issues. On December 19, 2005 the Board met with its financial advisor to review and discuss the ValueAct proposal. Based on all the information available to it, including the counsel of its financial and legal advisors, at the end of the December 19, 2005 meeting the Board voted unanimously to reject the ValueAct proposal.

On May 15, 2006 the ValueAct Group filed a preliminary proxy statement with the Commission indicating its intent to nominate three candidates for election to the Acxiom Board of Directors. The three candidates included Jeffrey W. Ubben, ValueAct co-founder and principal owner, along with two other representatives of ValueAct.

On June 21, 2006, the ValueAct Group announced that it would conduct a tender offer to acquire up to approximately 7,000,000 shares of Acxiom’s Common Stock at a price of $25.00 per share in cash, if its nominees were elected to the Acxiom Board at the 2006 annual stockholders’ meeting.

On August 5, 2006, following a series of telephone conferences between Mr. Ubben and representatives of the Board of Directors, and a face-to-face meeting between Mr. Ubben and Mr. Morgan on August 3, 2006, the ValueAct Group and the Company entered into an agreement whereby the ValueAct Group agreed to withdraw its nominees for the Board of Directors, to discontinue its proxy solicitation efforts and to vote all Acxiom shares controlled by the ValueAct Group for the Board nominees proposed by management for election at the upcoming annual stockholders’ meeting set for September 27, 2006. The Company agreed to expand the Board of Directors from 9 members to 11 members, and the Board agreed to immediately elect Mr. Ubben to one of those newly authorized positions. The Company also agreed that Mr. Ubben will be entitled to nominate an additional director, to fill the other position, who is not an employee, principal or affiliate of the ValueAct Group, and who is reasonably acceptable to the Company’s Board of Directors. The additional nominee who has not yet been identified would be identified prior to the Board’s first meeting following the upcoming annual stockholders’ meeting, and would take office at that Board meeting. The agreement further specifies that both Mr. Ubben and the additional nominee will be members of the Acxiom Board class whose terms end at the annual stockholders’ meeting to be held in calendar 2008, and that Mr. Ubben will be named to the Corporate Governance and Finance Committees of the Board. These two new Board members will be eligible for re-election to the Board after that time. As part of the agreement between the ValueAct Group and the Company, the ValueAct Group agreed not to directly or indirectly sell or trade in the Company’s securities for a period of one year without the consent of the Executive Committee of the Board of Directors, and that so long as Mr. Ubben remains a member of the Board of Directors, the ValueAct Group will not acquire directly or indirectly, any securities of Acxiom without the prior written consent of the Executive Committee of the Board of Directors. The ValueAct Group further agreed that through the 2007 annual meeting of stockholders of the Company, the ValueAct Group and its affiliates will not act in concert with any person to, directly or indirectly, solicit or participate in any solicitation of proxies or similar allegations with respect to Acxiom voting securities or seek to advise or influence in any manner any person with respect to the voting of any Acxiom voting securities. Based on our recent discussions with the ValueAct Group, the ValueAct Group has advised us that it may tender Shares as part of the Offer, such that its ownership percentage of our Common Stock (approximately 11.7% as of June 21, 2006) subsequent to the conclusion of the Offer will be approximately equal to that of its current ownership percentage.

Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept Shares for payment and pay for Shares is subject to certain important conditions. See Section 7.

13.	Material United States Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences of the Offer that may be relevant to Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a straddle or similar transaction). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options, the vesting of restricted Shares or Shares held by the trustee of our Retirement Savings Plan). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Stockholders who are not Holders (“foreign stockholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and should also see Section 3 for a discussion of the applicable United States backup withholding and withholding tax rules and the potential for obtaining a refund of all or a portion of any taxes withheld.

Non-Participation in the Offer. Holders of Shares who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A Holder who receives cash pursuant to the Offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a “complete termination” of all of such Holder’s equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such Holder or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. In applying the Section 302 tests, a Holder must take account of stock that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will generally be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the Shares exchanged therefor. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder pursuant to the exchange, without reduction for the tax basis of the Shares exchanged, will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Non-corporate Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of Shares with respect to which they have received an “extraordinary dividend,” as defined in the Code. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of federal income tax withholding and backup withholding.

Stockholders are urged to consult their own tax advisors to determine the tax consequences of the Offer in light of their particular circumstances, including the application of federal, state, local and foreign tax laws.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares being sought in the Offer and, if an increase in the number of Shares being sought exceeds 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses.

We have retained J.P. Morgan Securities Inc. and Stephens Inc. to act as the Dealer Managers in connection with the Offer and to provide financial advisory services in connection with the Offer. The Dealer Managers will receive customary fees for their services. We have also agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred by them in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. J.P. Morgan Securities Inc. and Stephens Inc. have rendered various investment banking and other services to us in the past and may render services in the future, for which they have received and may in the future receive customary compensation from us. In the ordinary course of their trading and brokerage activities, J.P. Morgan Securities Inc. and Stephens Inc. and their respective affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

We have retained Innisfree M&A Incorporated to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this document and Instruction 9 in the Letter of Transmittal.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

August 7, 2006.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Registered, Certified Mail or First Class Mail:	By Hand or Courier Delivery:	By Facsimile Transmission (for eligible institutions only):
Computershare Trust Company, N.A. Attention; Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	Computershare Trust Company, N.A. Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184	(781) 380-3388 For Confirmation Call: (781) 843-1833 extension 200

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

TOLL-FREE (877) 750-9497 (From the U.S. and Canada)

(412) 232-3651 (From other countries)

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Managers for the Offer are:

J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172 (877) 371-5947 (Call Toll Free)	Stephens Inc. 111 Center Street Little Rock, Arkansas 72201 (800) 643-9691 (Call Toll Free)